SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PHARMANET DEVELOPMENT GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization) Number) 504 Carnegie Center Princeton, New Jersey (Address of Principal Executive Offices)	59-2407464 (IRS Employer Identification 08540 (Zip Code)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
     Securities Act registration statement file number to which this form relates: N/A
     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
Preferred Stock Rights	NASDAQ Stock Market, LLC
     Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by PharmaNet Development Group, Inc. (formerly SFBC International, Inc.) (the “Company”) on December 28, 2005 relating to the Rights Agreement (the “Rights Agreement”), dated as of December 21, 2005, between SFBC International, Inc. and American Stock Transfer & Trust Company (as successor-in-interest to Wachovia Bank, N.A.), as rights agent (the “Rights Agent”). Such Registration Statement on Form 8-A is incorporated by reference herein.
     On February 3, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among itself, JLL PharmaNet Holdings, LLC (“JLL”) and PDGI Acquisition Corp., a newly formed, wholly-owned subsidiary of JLL (“Purchaser”), pursuant to which Purchaser will commence a tender offer (the “Offer”) for all outstanding shares of the Company’s common stock, following which the Purchaser will merge with and into the Company (the “Merger”). A description of the Merger Agreement is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2009.
     In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed a first amendment to the Rights Agreement, effective February 3, 2009 (the “Amendment”), which was approved by the Company’s Board of Directors on February 2, 2009. The Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event or notice requirement under the Rights Agreement. The Amendment further provides that the Rights Agreement will terminate upon the consummation of the Merger. The Amendment was also filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2009.
     The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, and incorporated herein by reference.

Item 2.	Exhibits.

No.	Description

4.1	Rights Agreement, dated as of December 21, 2005, between SFBC International, Inc. and Wachovia Bank, N.A., as rights agent, previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on December 28, 2005, and incorporated herein by reference.
4.2	Amendment No. 1 to Rights Agreement, dated as of February 3, 2009, by and between PharmaNet Development Group, Inc. and American Stock Transfer & Trust Company (as successor-in-interest to Wachovia Bank, N.A.), as rights agent, previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2009, and incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PHARMANET DEVELOPMENT GROUP, INC.
By:	/s/ John P. Hamill
	Name:	John P. Hamill
	Title:	EVP and Chief Financial Officer

Dated: February 3, 2009

EXHIBIT LIST

No.	Description

4.1	Rights Agreement, dated as of December 21, 2005, between SFBC International, Inc. and Wachovia Bank, N.A., as rights agent, previously filed as Exhibit 4.1 to the Company’s Form 8-A filed on December 28, 2005, and incorporated herein by reference.
4.2	Amendment No. 1 to Rights Agreement, dated as of February 3, 2009, by and between PharmaNet Development Group, Inc. and American Stock Transfer & Trust Company (as successor-in-interest to Wachovia Bank, N.A.), as rights agent, previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2009, and incorporated herein by reference.

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